Exhibit 10.1
DIRECTOR EMERITUS PARTICIPANT AGREEMENT
THIS PARTICIPANT AGREEMENT (“Agreement”) is entered into between James R. Ukropina (“Participant”) and IndyMac Bancorp, Inc., a Delaware corporation (the “Company”).
RECITALS
     Participant has been selected by the Board of Directors of the Company to receive director retirement payments under the Amended Director Emeritus Plan adopted effective as of April 27, 2004, by the Board of Directors of the Company (the “Plan”). Entry into this Agreement is a condition of becoming a Participant under and receiving payments under the Plan.
     THEREFORE, the parties hereto agree as follows:
     1. Retirement. Participant will retire from the Board of Directors of the Company effective with the election of the Company’s Board of Directors at its annual shareholders meeting on April 25, 2006 (the “Retirement Date”). Participant agrees that through the Retirement Date he will continue diligently to perform his duties as a director of the Company and as Chairman of the Management Development and Compensation Committee of the Board of Directors of the Company.
     2. Plan Benefits. Participant shall be entitled to receive compensation under the Plan at the rate of $50,000 per annum for a period of five years and two months following the Retirement Date, subject to the provisions of the Plan and of this Agreement. Such compensation shall be paid to Participant in accordance with the following schedule:

Payment Date	Payment Amount

April 30, 2007	$50,000
April 30, 2008	$50,000
April 30, 2009	$50,000
April 30, 2010	$50,000
April 30, 2011	$58,333
     In the event that Participant dies prior to April 30, 2011, any unpaid amounts will be paid to the beneficiary designated by Participant pursuant to Section 6, or if no such beneficiary is designated, to Participant’s estate, in a lump sum as soon as practicable following Participant’s death.
     3. Acceleration of Vesting of Restricted Stock. An aggregate of 3,361 shares of restricted stock held by Participant and originally scheduled to vest on March 15, 2007 and 2008, will accelerate and become fully vested on the Retirement Date.

     4. Noncompetition Agreement. As a condition to Participant’s right to receive payments under the Plan, Participant agrees that Participant will, from and after the Retirement Date and until December 31, 2011, refrain from, directly or indirectly, performing services for, serving as a director, consultant or other advisor of, engaging in any business with, or having any equity interest (other than ownership of less than 5% of the outstanding stock of a publicly traded corporation) in any business entity that is substantially engaged in mortgage banking activities relating to single family residential loans, consumer banking business or any other business in which the Company is substantially engaged as of the Retirement Date in any geographic market in which the Company is then so engaged. Participant also agrees that, except at the request of the Board of Directors of the Company, he will not seek membership on the Board of Directors of the Company in the future either directly or indirectly (through the nomination or support of other individuals not recommended by the Board of Directors), whether individually or as part of a group. Participant further agrees that from and after the Retirement Date and until December 31, 2011, Participant shall not engage in, or assist with, any activities which may cause a “change in control” of the Company, as such term is defined in the IndyMac Bancorp, Inc. 2002 Incentive Plan, as Amended and Restated. Notwithstanding anything herein to the contrary, if Participant engages in any activity which would violate this Section 4, the Company shall be relieved of any further obligation to make payments to Participant under the Plan and Section 2 of this Agreement. Notwithstanding anything herein to the contrary, Participant’s potential service on the Board of Directors of Internet Brands will not violate this Section 4.
     5. Confidentiality Agreement. Except as required by order of a court or administrative agency of competent jurisdiction, and except to the extent authorized by the Company, Participant shall maintain in confidence all non-public information concerning the Company, its subsidiaries and their respective businesses which Participant has acquired or has become aware of in connection with his service as a director of the Company or of any of its subsidiaries or in connection with any consultations that Participant may have with the Company during the period Participant is receiving any payments pursuant to the Plan. Participant further agrees not to use any such non-public information for any purpose other than the business of the Company. If any court or administrative agency seeks to require Participant to disclose any of such non-public information, Participant shall, at the Company’s sole expense, take such reasonable steps as Participant may deem appropriate to avoid or defer such disclosure until the Company has had an opportunity to respond to such court or administrative agency. Without limiting the right of the Company to seek any other legal or equitable remedy to which the Company may be entitled, in the event Participant breaches the confidentiality agreements set forth herein the Company shall be relieved of any further obligation to make payments to Participant under the Plan.
     6. Beneficiary Designation. Participant hereby designates the person whose name and address appears following Participant’s signature below to receive any payments that are payable under the Plan following Participant’s death. Participant may change such designation by delivery of written notice that such change to the Company, which notice shall only be effective as provided in Section 8 below.

     7. Attorney’s Fees. Should it become necessary for Participant to retain legal counsel to review and/or enforce this Agreement, the Company will reimburse Participant for reasonable attorney’s fees, not to exceed $20,000 in the aggregate. Such fees shall be based upon the hourly fees and any retainer required by such attorney with respect to such matter. Participant may engage for such purposes an attorney from Gibson, Dunn & Crutcher, Latham & Watkins, or such other firm as may be reasonably acceptable to Participant and the Company. The Company will grant any necessary waiver of conflicts to any such agreed upon firm so that it may represent you.
     8. Notices. Any notice required or permitted to be given under the Plan or this Agreement shall be in writing and shall be deemed to have been given on the date of delivery if delivered in person or by a commercial messenger service, or on the fifth day after mailing by United States mail, registered or certified, postage prepaid and properly addressed, as follows:

Participant:	Company:

James R. Ukropina	IndyMac Bancorp, Inc.
c/o O’Melveny & Myers	155 North Lake Avenue
400 S. Hope Street	Pasadena, California 91101
Los Angeles, CA 90071-2899
Attention: General Counsel
     9. Amendments. No amendment of this Agreement shall be effective unless such amendment is set forth in a written document that is signed by both parties hereto.
     10. Waiver. No waiver of any provision of this Agreement or of the rights and obligations of the parties hereto pursuant to this Agreement or the Plan shall be effective unless such waiver is set forth in a written document that is signed by the party giving such waiver. Any such waiver shall be effective only in the specific instance and for the specific purpose stated in such writing.
     11. Severability. If any term or provision of this Agreement shall be deemed to be invalid or unenforceable for any reason, the remainder of this Agreement shall nonetheless remain valid and enforceable in accordance with its terms.
     12. Captions. The captions used in this Agreement are included for convenience of reference only and shall not control or affect the meaning or interpretation of any of the provisions of this Agreement.
     13. Entire Agreement. This Agreement, together with the Plan, sets forth the complete and final agreement of the Company and Participant relating the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of
January 24, 2006.

Participant	IndyMac Bancorp, Inc.

by:

James R. Ukropina	Michael W. Perry
Chairman of the Board
Name, Address and Social Security Number
of Beneficiary:
James R. Ukropina Trust dated 6/28/02
Attn: William Ukropina, Trustee
2339 Lambert Drive
Pasadena, CA 91107